EXHIBIT 99.4

RISK FACTORS

     Risks Related to our Company and our Industry

Our success depends upon our ability to develop new and enhance our existing relationships with customers and suppliers.

     Our success depends upon our ability to develop new and enhance our existing relationships with customers and suppliers. Our prospects must be considered in light of the risk, expenses and difficulties frequently encountered by companies in our industry. To address these risks, we must, among other things:

•	effectively develop new relationships and maintain and deepen existing relationships with our suppliers, advertisers and customers;

•	provide products at competitive prices;

•	respond to competitive developments; and

•	attract, retain and motivate qualified personnel.

     We cannot assure you that we will succeed in addressing such risks. Our failure to do so could have a material adverse effect on our business, financial condition or results of operations in the form of lower revenues and operating profit and higher operating costs.

Our strategic plan, involving growth through the acquisition of other companies, may not succeed.

     Our strategic plan involves continued rapid growth through the acquisition of other companies and we have completed three major acquisitions in the last ten months. Acquisitions of other companies involve a number of risks, including:

•	the difficulties related to assimilating the management, products, personnel, financial controls and other systems of an acquired business and to integrating distribution, information systems and other operational capabilities.

•	the difficulties related to combining previously separate businesses into a single unit;

•	the substantial diversion of management’s attention from day-to-day operations;

•	the assumption of liabilities of an acquired business, including unforeseen liabilities;

•	the failure to realize anticipated benefits, such as cost savings, revenue enhancements and profitability objectives;

•	the dilution of existing stockholders due to the issuance of equity securities, utilization of cash reserves or incurrence of debt in order to fund the acquisitions;

•	the potential to have to write-down or write-off the value of acquired assets;

•	the potentially substantial transaction costs associated with completed acquisitions or pursuing acquisitions that are not completed;

•	the loss of any key personnel of the acquired company; and

•	maintaining customer, supplier or other favorable business relationships of acquired operations.

We may be unable to make additional acquisitions on attractive terms or successfully integrate them into our operations.

     The substantial majority of our recent growth has been due to our acquisitions of Tomark, Inc., Kesslers Sport Shop, Inc. and Dixie Sporting Goods Co., Inc. We expect to continue to evaluate and, where appropriate, pursue acquisition opportunities on terms our management considers to be favorable to us. We cannot assure you that we will be able to identify suitable acquisitions in the future, or that we will be able to purchase or finance these acquisitions on favorable terms or at all. In addition, we compete against other companies for acquisitions, and we cannot assure you that we will be successful in the acquisition of any companies appropriate for our growth strategy. Further, we cannot assure you that any future acquisitions that we make will be integrated successfully into our operations or will achieve desired profitability objectives.

We have a material amount of goodwill.

     Approximately $20.8 million, or 36.1%, of our total assets as of September 30, 2004 represented intangible assets, the significant majority of which is goodwill. Goodwill is the amount by which the costs of an acquisition accounted for using the purchase method exceeds the fair value of the net assets we acquire. We are required to record goodwill as an intangible asset on our balance sheet. In addition, we are required to evaluate at certain times whether our goodwill and other intangible assets have been impaired. Reductions in our net income caused by the write-down of goodwill or intangible assets could materially adversely affect our results of operations.

Our success depends on our ability to manage our growth.

     During recent years, we have experienced a period of rapid and significant growth and our continued expansion may significantly strain our management, financial and other resources. We believe that improvements in management and operational controls and operations, financial and management information systems could be needed to manage future growth. We cannot assure you that:

•	these resources will be available or in a cost-effective form to us which will allow us to sustain growth at the same levels;

•	our current personnel, systems, procedures and controls will be adequate to support our future operations; or

•	we will identify, hire, train motivate or manage required personnel.

     Our failure to have these resources in sufficient form or quantity during a period of significant growth could have an adverse affect on our operating results.

We face intense competition and potential competition from companies with greater resources and our inability to effectively compete with these companies could harm our business.

     The market for sporting goods and related equipment in which we compete is highly competitive, especially as to product innovation and availability, performance and styling, price, customer relationships, name recognition, marketing, delivery and quality of service. We compete principally in the institutional market with local sporting goods dealers and other direct mail companies. Some of our competitors have:

•	substantially greater financial resources;

•	a larger customer base;

•	a broader line of product offerings; and

•	greater name recognition within the industry.

     In addition, our competitors may have larger technical, sales and marketing resources. Further, there are no significant technological or capital barriers to entry into the markets for many sporting goods and recreational products. We cannot give you assurance that we will compete successfully against our competitors in the future.

We are dependent on competitive pricing from our suppliers.

     The general economic conditions in the U.S. or international countries with which we do business could affect pricing of raw materials such as metals and other commodities used by suppliers of our finished goods. For example, recent shortages in the availability of steel and aluminum have resulted in increased prices for our products. We cannot assure you that any price increase we incur for our products can be passed on to our customers without adversely affecting our operating results.

The weak financial conditions of some of our customers may adversely impact our business.

     We monitor the credit worthiness of our customer base on an ongoing basis, and we have not experienced an abnormal increase in losses in our accounts receivable portfolio. We believe that our allowances for losses adequately reflect the risk of loss. However, a change in the economic condition or in the make-up of our customer base could have an adverse affect on losses associated with the credit terms that we give to our customers that would adversely affect our cash flow and involve significant risks of nonpayment.

Our financial results vary from quarter to quarter, which could hurt our business and the market price of our stock.

     Various factors affect our quarterly operating results and some of them are not within our control. They include, among others:

•	seasonal fluctuations in demand for our products;

•	the timing and introduction of new products by us and our competitors;

•	market acceptance of our products;

•	the mix of products sold;

•	the timing of significant orders from and shipments to customers;

•	the reduction, rescheduling or cancellation of orders by our customers;

•	product pricing and discounts;

•	the timing of our acquisitions of other companies and businesses; and

•	general economic conditions.

     These and other factors are likely to cause our financial results to fluctuate from quarter to quarter. If revenue or operating results fall short of the levels expected by public market analysts and investors, the trading price of our common stock could decline dramatically. Based on the foregoing, we believe that quarter-to-quarter comparisons of our results of operations may not be meaningful. Therefore, purchasers of our common stock should not view our historical results of operations as reliable indications of our future performance.

Seasonality of our business may adversely affect our net sales and operating income.

     Seasonal demand for our products and the budgeting procedures of many of our customers cause our financial results to vary from quarter to quarter. We generally experience lower net sales and higher expenses as a percentage of sales in the second quarter of each fiscal year (October through December) due to lower customer demand during those periods of decreased sports activities, adverse weather conditions inhibiting customer demand, holiday seasons and school recesses and higher sales and earnings in the remaining quarters of the fiscal year.

We depend on key personnel for our future success.

     Our performance is substantially dependent on the skills, experience and performance of our Chief Executive Officer, Michael J. Blumenfeld and our President, Adam Blumenfeld, as well as our ability to retain and motivate other officers and key employees, certain of whom would be difficult to replace. We do not have an employment agreement with Michael J. Blumenfeld or Adam Blumenfeld. We do not have a “key person” life insurance policy on any of our officers or other employees.

     The loss of services of certain of these executives and personnel could have a material adverse effect on the Company. We cannot assure you that the services of our personnel will continue to be available to us. In addition, we believe that our inability to attract and retain additional qualified employees, as needed, could have a material adverse effect on us.

We depend on international suppliers for our products.

     A significant amount of our revenue is dependent upon products purchased from foreign suppliers, which are located primarily in the Far East. In addition, we believe that many of the products we purchase from our domestic suppliers are manufactured overseas. Accordingly, we are subject to the risks of international business, including:

•	shipment delays;

•	fluctuation in exchange rates;

•	increases in import duties;

•	changes in customs regulations;

•	adverse economic conditions in foreign countries;

•	social, political and economic instability; and

•	acts of war and terrorism.

     The occurrence of any one or more of the events described above could adversely affect our business, financial condition and results of operations due to an inability to make timely shipments to our customers.

We depend on a growing number of domestic suppliers for our finished goods.

     We are dependent on a growing number of domestic suppliers for our finished goods. Any significant delay in the delivery of products by our domestic suppliers combined with our inability to obtain substitute sources for these products in a timely manner or on terms acceptable to us could significantly increase our backlog and could result in the cancellation of customer orders, damage our customer relationships and harm our operating results.

We depend on third party carriers.

     Our operations depend upon third party carriers to deliver our catalogs and products to our customers. We ship our products using common carriers, primarily UPS. The operations of such carriers are outside our control. Accordingly, our business reputation and operations are subject to many risks, including:

•	shipment delays caused by such carriers;

•	labor strikes by the employees of such carriers;

•	increases in delivery cost or postage rates; and

•	other adverse economic conditions.

     The occurrence of any one or more of the foregoing could adversely affect our business, financial condition and results of operations due to any inability to make timely shipment to our customers or by utilizing other more costly carriers or means of shipping.

We may be subject to product liability claims if people or property are harmed by the products we sell.

     Some of the products we sell may expose us to product liability claims relating to personal injury, death, or property damage caused by such products, and may require us to take actions such as product recalls. For example, in February 2004, our wholly-owned subsidiary, Dixie Sporting Goods Co., Inc., was named as a co-defendant in lawsuit seeking a total of $5,000,000 for damages suffered by the plaintiff while using a pitching machine manufactured by Jugs, Inc. and sold to the plaintiff’s employer by Dixie. Although we maintain liability insurance, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. In addition, some of our vendor agreements with our distributors, manufacturers, and third party sellers do not indemnify us from product liability.

     Risks Related to our Corporate Structure and Stock

Our stock price could be subject to significant volatility.

     The price of our common stock is determined in the marketplace and may be influenced by many factors, including:

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry within which we compete;

•	quarterly variations in operating results; and

•	general economic and market conditions.

     Historically, the weekly trading volume of our common stock has been relatively small. Any material increase in public float could have a significant impact on the price of our common stock. In addition, the stock market has occasionally experienced extreme price and volume fluctuations that often affect market prices for smaller companies. These extreme price and volume fluctuations often are unrelated or disproportionate to the operating performance of the affected companies. Accordingly, the price of our common stock could be affected by such fluctuations.

A large number of our outstanding shares and shares to be issued upon exercise of our outstanding options may be sold into the market in the future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

     We may, in the future, sell additional shares of our common stock, or securities convertible into or exercisable for shares of our common stock, to raise capital. We may also issue additional shares of our common stock, or securities convertible into or exercisable for shares of our common stock, to finance future acquisitions. Further, a substantial number of shares of our common stock are reserved for issuance pursuant to stock options. As of September 30, 2004, we had 1,025,800 outstanding options, each to purchase one share of our common stock, issued to key employees, officers and directors under our 1998 Collegiate Pacific Inc. Stock Option Plan. The options have exercise prices ranging from $3.88 per share to $9.48 per share. These outstanding options could have a significant adverse effect on the trading price of our common stock, especially if a significant volume of the options was exercised and the stock issued was immediately sold into the public market. Further, the exercise of these options could have a dilutive impact on other shareholders by decreasing their ownership percentage of our outstanding common stock. If we attempt to raise additional capital through the issuance of equity or convertible debt securities, the terms upon which we will be able to obtain additional equity capital, if at all, may be negatively affected since the holders of outstanding options can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided in such options.

One principal stockholder owns a significant amount of our outstanding common stock.

     Mr. Michael J. Blumenfeld, our Chairman and Chief Executive Officer, owns 2,067,276 shares of our common stock (or 21% based on the number of shares outstanding as of September 30, 2004). As a result, he is in a position to significantly influence the outcome of elections of our directors, the adoption, amendment or repeal of our bylaws and any other actions requiring the vote or consent of our stockholders.

Rights of our stockholders may be negatively affected if we issue any of the shares of preferred stock which our Board of Directors has authorized for issuance.

     We have available for issuance 1,000,000 shares of preferred stock, par value $.01 per share. Our Board of Directors is authorized to issue any or all of this preferred stock, in one or more series, without any further action on the part of stockholders. The rights of our stockholders may be negatively affected if we issue a series of preferred stock in the future that has preference over our common stock with respect to the payment of dividends or distribution upon our liquidation, dissolution or winding up.

     Risks Related to the Notes

We will significantly increase our leverage as a result of the sale of the notes.

     In connection with the sale of the notes, we will incur $40 million of indebtedness, or up to $50 million if the initial purchaser exercises in full its option to purchase additional notes. As a result of this indebtedness, our principal and interest payment obligations will increase substantially. The degree to which we will be leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

The notes are subordinated and there are no financial covenants in the indenture.

     The notes will be unsecured and subordinated in right of payment to all of our existing and future “senior debt,” as defined in “Description of Notes— Ranking.” Under the terms of the indenture, we may also incur additional “senior debt” from time to time. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, we will not be able to repay the notes until after we have satisfied all of our senior debt obligations. As a result, we may not have sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

     The notes also will be effectively subordinated to the liabilities, including trade payables, of our subsidiaries. As a result, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subject to the claims of the creditors of the subsidiaries.

     Our subsidiaries are not restricted from incurring additional debt or liabilities under the indenture. In addition, we are not restricted from paying dividends or issuing or repurchasing our securities under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of September 30, 2004 we had approximately $509,000 of outstanding senior debt and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $11.1 million (excluding intercompany liabilities and liabilities of a type not required to be recorded on the balance sheet in accordance with GAAP).

We may be unable to repay, repurchase or redeem the notes.

     At maturity, the entire outstanding principal amount of the notes will become due and payable by us. Upon a fundamental change, as defined in the indenture, you may require us to repurchase all or a portion of your notes. We may not have enough funds or be able to arrange for additional financing to pay the principal at maturity or to repurchase the notes tendered by the holders. Our credit facility provides that a fundamental change constitutes an event of default. Future credit agreements or other agreements relating to our indebtedness might contain similar provisions. If the maturity date or a fundamental change occurs at a time when we are prohibited from repaying or repurchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain the necessary consents or refinance the debt, we will be unable to repay or repurchase the notes. Our failure to repay the notes at maturity or repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a fundamental change would constitute an event of default under our senior debt, the subordination provisions of the indenture would possibly limit or prohibit payments to you. The term “fundamental change” is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Provisions of the notes could discourage an acquisition of us by a third party.

     Certain provisions of the notes could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000 in cash at a price equal to 100% of the principal amount of notes to be repurchased, plus accrued and unpaid interest and additional interest, if any, to, but excluding the repurchase date, plus the make whole premium, if applicable. In addition, pursuant to the terms of the notes, we may not enter into certain mergers or acquisitions unless, among other things, the surviving person or entity assumes the payment of the principal of, premium, if any, and interest (including additional interest, if any) on the notes.

The make whole premium on the notes tendered for repurchase upon a fundamental change may not adequately compensate the holders for the lost option time value of notes.

     If a fundamental change occurs and at least 90% of the consideration for the common stock in the transaction or transactions constituting the fundamental change consists of cash, holders of notes will be entitled to a make whole premium in cash in respect of notes tendered for purchase or converted in connection with the fundamental change. The amount of the make whole premium will be determined based on the date on which the fundamental change becomes effective and the share price of common stock when the transaction constituting the fundamental change occurs, as described below under “Description of Notes—Description of the Make Whole Premium.” While the make whole premium is designed to compensate the holders of notes for the lost option time value of notes as a result of a fundamental change, the amount of the make whole premium is only an approximation of the lost value and may not adequately compensate holders for such loss. In addition, if the share price of common stock at the time of the transaction constituting the fundamental change is less than $13.31 or more than $36.64, no make whole premium will be paid.

A market may not develop for the notes.

     Prior to this offering there has been no trading market for the notes. The initial purchaser has advised us that it currently intends to make a market in the notes. The initial purchaser is not, however, obligated to make a market and may discontinue this market-making activity at any time without notice. In addition, market-making activity by the initial purchaser will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, a market for the notes may not develop or, if one does develop, it may not be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

The notes and the common stock issuable upon conversion of the notes are subject to restrictions on resale.

     The notes and the common stock to be issued upon conversion of the notes have not been registered under the Securities Act, and cannot be offered or resold except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and applicable state securities laws. We have entered into a registration rights agreement with the initial purchaser pursuant to which we have agreed to file a shelf registration statement covering the resale of the notes and the common stock issuable upon conversion of the notes. If the shelf registration statement is not declared effective, or if the effectiveness of the registration statement is not maintained, the liquidity and price of the notes and common stock issuable upon conversion of the notes would be adversely affected.

Conversion of the notes could dilute the ownership of existing stockholders.

     The conversion of some or all of the notes could dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The price at which our common stock may be purchased on the American Stock Exchange is currently lower than the conversion price of the notes and may remain lower in the future.

     Prior to electing to convert notes, the note holder should compare the price at which our common stock is trading in the market to the conversion price of the notes. Our common stock trades on the American Stock Exchange under the symbol “BOO.” On November 22, 2004, the last reported sale price of our common stock was $13.31 per share. The initial conversion price of the notes is approximately $14.65 per share. The market prices of our securities are subject to significant fluctuations. Such fluctuations, as well as economic conditions generally, may adversely affect the market price of our securities, including our common stock and the notes.

The notes may not be rated or may receive a lower rating than anticipated.

We believe that it is unlikely that the notes will be rated. If, however, one or more rating agencies rate the notes and assign the notes a rating lower than the rating expected by investors, or reduce their rating in the future, the market price of the notes and our common stock would be harmed.